SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
______________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2014

CRAFT BREW ALLIANCE, INC.
(Exact Name of Registrant as Specified in Charter)

Washington	0-26542	91-1141254
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

929 North Russell Street
Portland, OR 97227-1733
 (Address of Principal Executive Offices, Zip Code)

(503) 331-7270
 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)            The board of directors (the “Board”) of Craft Brew Alliance, Inc. (the “Company”), has elected Randall S. Jozwiakowski as a director of the Company effective January 1, 2015, for a term ending at the 2015 Annual Meeting of Shareholders and when his successor is elected and qualifies. Mr. Jozwiakowski was designated by Anheuser-Busch, LLC (“A-B”), to replace E. Donald Johnson, Jr., in accordance with contractual rights to designate two directors to serve on the Board granted to A-B by the Company. If required, Mr. Jozwiakowski's election is subject to the receipt of approval by federal and state agencies regulating the manufacture and sale of alcoholic beverages.

As Mr. Jozwiakowski is an employee of A-B, he does not qualify as an “Independent Director” as defined in NASDAQ Listing Rule 5605(a)(2). Accordingly, it is not currently anticipated that he will serve as a voting member of any Board committee, but may attend meetings of the Board’s Compensation Committee and Nominating and Governance Committee as a non-voting observer.

Mr. Jozwiakowski has 15 years of experience in the beer industry and currently leads mergers and acquisitions activity and strategy development for A-B’s wholesaler system. Previously, he held positions with A-B as Vice President of Finance and Operations of the Wholesale Operations Division and in A-B’s Corporate Planning and Development and Wholesaler System Development departments. Prior to joining A-B, Mr. Jozwiakowski worked at The Boeing Company for eight years in a number of finance and planning roles. Mr. Jozwiakowski received an undergraduate degree in Economics and Business Administration from Westminster College and an MBA from St. Louis University.

There are no transactions in which Mr. Jozwiakowski has an interest requiring disclosure under Item 404(a) of Regulation S-K. Mr. Jozwiakowski will receive compensation for his service on the Board in accordance with the Company’s standard compensatory arrangements for non‑employee directors, as described in Exhibit 24 to the Company's Annual Report on Form 8-K for the year ended December 31, 2014, which description is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRAFT BREW ALLIANCE, INC.

Dated: December 23, 2014	By:	/s/ Joseph K. O’Brien
Joseph K. O’Brien
Controller and Principal Accounting
Officer